Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and inclusion in this Registration Statement of American Lorain Corporation on Form S-1/A of our report dated August 12, 2007 and March 1, 2007, with respect to the Consolidated Balance Sheets of International Lorain Holdings as of June 30, 2007 and 2006 and as of December 31, 2006, 2005 and 2004 and the related Consolidated Statements of Operations, Cash Flows and Stockholders’ Equity for the above three-month periods in 2007 and 2006 and each of the three above periods ended December 31.

/s/ Samuel H. Wong Co., LLP
Samuel H. Wong & Co., LLP
Certified Public Accountants
South San Francisco, California

October 24, 2007